Filed Pursuant to Rule 424(b)(3)
File No. 333-248493
File No. 333-259086
File No. 333-254473

NUVEEN TAXABLE MUNICIPAL INCOME FUND (NYSE: NBB)

NUVEEN DYNAMIC MUNICIPAL OPPORTUNITIES FUND (NYSE: NDMO)

NUVEEN PREFERRED & INCOME OPPORTUNITIES FUND (NYSE: JPC)

(EACH, A “FUND”)

SUPPLEMENT DATED DECEMBER 8, 2023

TO EACH FUND’S PROSPECTUS AND STATEMENT OF

ADDITIONAL INFORMATION (“SAI”), AS SUPPLEMENTED

Nuveen Taxable Municipal Income Fund Prospectus and SAI dated January 21, 2021 and Prospectus Supplement dated January 5, 2023	Nuveen Dynamic Municipal Opportunities Fund Prospectus and SAI dated August 26, 2021 and Prospectus Supplement dated December 17, 2021

Nuveen Preferred & Income Opportunities Fund

Prospectus and SAI dated March 18, 2021 and

Prospectus Supplement dated March 19, 2021

The Board of Trustees (the “Board”) of each Fund has approved changes to each such Fund’s distribution policy. Each Fund has a distribution policy to make regular monthly cash distributions to holders of its common shares (stated in terms of a fixed cents per common share dividend distribution rate). Each Fund intends to distribute all or substantially all of its net investment income through its regular monthly distributions and to distribute realized capital gains at least annually. In addition, for any monthly period, in order to maintain its declared distribution amount, a Fund may distribute more or less than its net investment income during the period. In the event a Fund distributes more than its net investment income during any yearly period, such distributions also may include a return of capital and/or realized capital gains. If a Fund’s distribution includes anything other than net investment income, the Fund will provide a notice to shareholders of its best estimate of the distribution sources at the time of the distribution. These estimates may not match the final tax characterization (for the full year’s distributions) contained in shareholders’ 1099-DIV forms after the end of the year.

As noted in the description under “Distributions” in each Fund’s Prospectus and SAI, each Fund reserves the right to change its distribution policy and the basis for establishing the rate of its monthly distributions at any time upon notice to shareholders subject to a finding by the Fund’s Board that such change is in the best interests of the Fund and its common shareholders. Accordingly, effective immediately, each such description under “Distributions” in a Fund’s Prospectus, Prospectus Supplement, and SAI is updated to reflect the Board-approved changes to each Fund’s distribution policy, as set forth above.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI FOR FUTURE REFERENCE

EPR-PROSAI3-1223P